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                                                                     Exhibit 1.1







                                80,000,000 SHARES

                                 ASSURANT, INC.

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE

                             UNDERWRITING AGREEMENT





February ____, 2004

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                                                             February ____, 2004




Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

As representative of the several
Underwriters named in Schedule I hereto.

Dear Sirs and Mesdames:

      Fortis Insurance N.V., a public company with limited liability incorporated as naamloze vennootschap under the laws of The Netherlands (the "SELLING STOCKHOLDER"), as the sole selling stockholder, proposes to sell to the several Underwriters named in Schedule I hereto (the "UNDERWRITERS") an aggregate of 80,000,000 shares (the "FIRM SHARES") of the common stock, par value $0.01 per share, of Assurant, Inc., a Delaware corporation (the "COMPANY").

      The Selling Stockholder also proposes to issue and sell to the several Underwriters not more than an additional 12,000,000 shares of its common stock, par value $0.01 per share (the "ADDITIONAL SHARES"), if and to the extent that Morgan Stanley & Co. Incorporated, as representative of the several Underwriters (the "REPRESENTATIVE"), shall have determined to exercise, on behalf of the Underwriters, the right to purchase such shares of common stock granted to the Underwriters in Section 3 hereof. The Firm Shares and the Additional Shares are hereinafter collectively referred to as the "SHARES." The shares of common stock, par value $0.01 per share, of the Company to be outstanding after giving effect to the sales contemplated hereby are hereinafter referred to as the "COMMON STOCK."

      The Company has filed with the Securities and Exchange Commission (the "COMMISSION") a registration statement, including a prospectus, relating to the Shares. The registration statement as amended at the time it becomes effective, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A under the Securities Act of 1933, as amended (the "SECURITIES ACT"), is hereinafter referred to as the "REGISTRATION STATEMENT;" the prospectus in the form first used to confirm sales of Shares is hereinafter referred to as the "PROSPECTUS." If the Company has filed an abbreviated registration statement to register additional shares of Common Stock pursuant to Rule 462(b) under the Securities Act (the "RULE 462 REGISTRATION STATEMENT"), then any reference herein to the term "REGISTRATION STATEMENT" shall be deemed to include such Rule 462 Registration Statement.

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      Prior to the offering of the Shares contemplated hereby and the execution of this Agreement, Fortis, Inc., a Nevada corporation ("FORTIS, INC."), was merged with and into the Company on __________, 2004 for the purpose of redomesticating Fortis, Inc. in Delaware, as described in the Prospectus under the heading "Corporate Structure and Reorganization." As a result of the merger, the Company is the successor to the business, operations and obligations of Fortis, Inc. In connection with the merger, each share of the Class A common stock, par value $0.10 per share, of Fortis, Inc. was exchanged for 10.75882039 shares of common stock, par value $0.01 per share, of the Company, and each share of Class B and Class C common stock, par value $0.10 per share, of Fortis, Inc. (the "CLASS B COMMON STOCK OF FORTIS, INC." and "CLASS C COMMON STOCK OF FORTIS, INC.," respectively) was exchanged for one share of Class B common stock and Class C common stock, par value $0.01 per share, of the Company, respectively (the "CLASS B COMMON STOCK OF THE COMPANY," and "CLASS C COMMON STOCK OF THE COMPANY," respectively). This transaction is referred to herein as the "MERGER."

      In connection with the offering of the Shares contemplated hereby, the Company and the Selling Stockholder will enter into a registration rights agreement (the "REGISTRATION RIGHTS AGREEMENT") and a shareholders' agreement (the "SHAREHOLDERS' AGREEMENT") and the Company, the Selling Stockholder, Fortis N.V., a public company with limited liability incorporated as naamloze vennootschap under the laws of The Netherlands ("FORTIS N.V."), and Fortis SA/NV, a public company with limited liability incorporated as societe anonyme/naamloze vennootschap under the laws of Belgium ("FORTIS SA/NV"), will enter into a cooperation agreement (the "COOPERATION AGREEMENT" and, together with the Registration Rights Agreement and Shareholders' Agreement, the "TRANSITION AGREEMENTS") relating to the Company's separation from Fortis N.V. and Fortis SA/NV, the ultimate parent companies of the Selling Stockholder, and the ongoing relationship of the companies after the offering of the Shares contemplated hereby, as described in the Prospectus under the heading "Certain Relationships and Related Transactions."

      In connection with the offering of the Shares contemplated hereby, the Company, Fortis, Inc., Fortis N.V., Fortis SA/NV and the Selling Stockholder, among other parties, have entered or will enter into transactions described in the Prospectus under the heading "Corporate Structure and Reorganization," including: (i) Fortis, Inc. has entered into a $650,000,000 bridge facility (the "$650 MILLION BRIDGE FACILITY") and a $1,100,000,000 bridge facility (the "$1.1 BILLION BRIDGE FACILITY"), Assurant, Inc. has entered into a revolving credit facility (the "REVOLVING CREDIT FACILITY" and, together with the $650 Million Bridge Facility and the $1.1 Billion Bridge Facility, the "CREDIT FACILITIES"), and Fortis N.V. and Fortis SA/NV have irrevocably and unconditionally guaranteed the obligations of Fortis, Inc. under the $650 Million Bridge Facility (the "$650 MILLION PARENT GUARANTY") and the $1.1 Billion Bridge Facility (the "$1.1 BILLION PARENT GUARANTY" and, together with the $650 Million Parent Guaranty, the "PARENT GUARANTIES"); (ii) Fortis, Inc. has redeemed its 8.40% junior subordinated debentures due 2027 and 7.94% junior subordinated debentures due 2027; (iii) Fortis, Inc. has redeemed its 7.60% subordinated debentures due 2029 and 7.876% subordinated debentures due 2029; (iv) the Selling Stockholder will acquire through a cash tender offer the trust capital securities issued in 2000 and indirectly acquire all of the Class B and Class C


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Common Stock of the Company issued in the Merger; (v) the Class B Common Stock and Class C Common Stock of the Company held by the Selling Stockholder will automatically convert into __________ shares of common stock, par value $0.01 per share, of the Company on the Closing Date (as defined in Section 5 below); and (vi) Assurant, Inc. will receive a $725.5 million capital contribution (the "CAPITAL CONTRIBUTION") from the Selling Stockholder immediately prior to or simultaneously with the closing of the offering of the Shares contemplated hereby pursuant to the Capital Commitment Agreement dated as of the date hereof between the Selling Stockholder and the Company, and Assurant, Inc. will issue shares of its common stock, par value $0.01 per share, to the Selling Stockholder in exchange for the Capital Contribution. These transactions are collectively referred to herein as the "RESTRUCTURING."

      Morgan Stanley & Co. Incorporated ("MORGAN STANLEY") has agreed to reserve a portion of the Shares to be purchased by it under this Agreement for sale to the Company's directors, officers and employees (collectively, "PARTICIPANTS"), as set forth in the Prospectus under the heading "Underwriting" (the "DIRECTED SHARE PROGRAM"). The Shares to be sold by Morgan Stanley and its affiliates pursuant to the Directed Share Program are referred to hereinafter as the "DIRECTED SHARES." Any Directed Shares not confirmed for purchase by any Participants by the end of the business day on which this Agreement is executed will be offered to the public by the Underwriters as set forth in the Prospectus.

      1. Representations and Warranties of the Company. The Company represents and warrants to and agrees with each of the Underwriters that:

            (a) The Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or, to the Company's knowledge, threatened by the Commission.

            (b) (i) The Registration Statement, when it became effective, did not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Registration Statement and the Prospectus comply and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder and (iii) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that (A) the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Registration Statement or the Prospectus based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representative expressly for use therein and (B) the representations and warranties set forth in clauses (i) and


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      (iii) do not apply to statements or omissions in the Registration
      Statement or the Prospectus based upon Fortis Information (as defined below).

            (c) PricewaterhouseCoopers LLP, whose report is included in the Prospectus, is an independent certified public accountant with respect to the Company and its consolidated subsidiaries within the meaning of the Securities Act and the rules and regulations adopted by the Commission thereunder. Ernst & Young LLP, which firm audited the consolidated statements of operations for the years ended December 31, 1998 and 1999 and the consolidated balance sheets as of December 31, 1998 and 1999 of Fortis, Inc. and its subsidiaries, a summary of which is included in the Prospectus under the heading "Selected Consolidated Financial Information," was, during the years ended December 31, 1998 and 1999, an independent certified public accountant with respect to Fortis, Inc. and its consolidated subsidiaries within the meaning of the Securities Act and the rules and regulations adopted by the Commission thereunder.

            (d) The financial statements of the Company and its consolidated subsidiaries (including the related notes and supporting schedules) included in the Registration Statement and the Prospectus present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby at the dates and for the periods indicated and have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated and conform in all material respects with the rules and regulations adopted by the Commission under the Securities Act; and the supporting schedules included in the Registration Statement present fairly in all material respects the information required to be stated therein.

            (e) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Delaware, has the corporate power and authority to own, lease and operate its property and to conduct its business as described in the Prospectus and to enter into and perform its obligations under this Agreement, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership, leasing or operating of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole. Prior to the Merger, Fortis, Inc. had been duly incorporated, was validly existing as a corporation in good standing under the State of Nevada, and had the corporate power and authority to own, lease and operate its property and to conduct its business as described in the Prospectus.

            (f) Each subsidiary of the Company set forth on Schedule II hereto (each a "DESIGNATED SUBSIDIARY" and, collectively, the "DESIGNATED SUBSIDIARIES") has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own, lease and operate its property and to


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      conduct its business as described in the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership, leasing or operating of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole; all of the issued shares of capital stock of each Designated Subsidiary owned directly or indirectly by the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities, claims, preemptive or similar rights or restrictions upon voting or transfer, except as described in the Prospectus; for purposes of this Agreement, Schedule II hereto lists each subsidiary of the Company that (i) is a "significant subsidiary" (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the Commission), (ii) is otherwise material to the condition, financial or otherwise, or the earnings, business, affairs or operations of the Company and its subsidiaries, taken as a whole, or (iii) has contingent liabilities that may be material to the Company and its subsidiaries, taken as a whole.

            (g) This Agreement has been duly authorized, executed and delivered by the Company. The Merger and the Restructuring have been duly authorized by the Company and/or Fortis, Inc., to the extent applicable.

            (h) The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in the Prospectus.

            (i) Each of the Transition Agreements has been duly authorized and, prior to or simultaneously with the closing of the offering of the Shares contemplated hereby, will have been executed and delivered by the Company and, assuming the Transition Agreements constitute the valid and binding obligations of the parties other than the Company thereto, will constitute a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (j) The capitalization of the Company as of September 30, 2003 conforms in all material respects to the description thereof in the Prospectus and, upon consummation of the Restructuring, the capitalization of the Company as of September 30, 2003, as adjusted, will conform in all material respects to the description thereof in the Prospectus, assuming the Restructuring had occurred on such date; the Company has not agreed, orally or in writing, to issue or sell any shares of its capital stock or any other securities to any person other than pursuant to this Agreement or as set forth in the Prospectus, except for agreements, if any, to issue or sell debt securities to repay the $975 million remaining principal


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      amount of indebtedness to be outstanding under the $1.1 Billion Bridge
      Facility after the offering of the Shares contemplated hereby.

            (k) All of the issued shares of capital stock of the Company (including the Shares to be sold by the Selling Stockholder) have been duly authorized and are validly issued, fully paid and non-assessable; the shares of common stock, par value $0.01 per share, of the Company to be issued to the Selling Stockholder upon conversion of the Class B Common Stock and Class C Common Stock of the Company and in exchange for the Capital Contribution have been duly authorized and, when issued and delivered in connection with the Restructuring, will be validly issued, fully paid and non-assessable.

            (l) The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement will not contravene, result in a breach or violation of, or constitute a default under, or will not result in the creation or imposition of any lien, charge, claim or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (i) any provision of applicable law, (ii) any provision of the certificate of incorporation or by-laws or other organizational or governing documents of the Company or any of its Designated Subsidiaries, (iii) any agreement or other instrument binding upon the Company or any of its Designated Subsidiaries or to which the Company or any of its Designated Subsidiaries is a party or to which any of its respective properties are subject or (iv) any regulation, rule, judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any of its Designated Subsidiaries or any of its respective properties, except, in the case of clauses (i), (iii) and (iv) above, where such violations, breaches, defaults, contraventions, liens, charges, claims or encumbrances that would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole. No permit, consent, approval, authorization or order of, or qualification with, any governmental body or agency or court is required for the execution and delivery by the Company of, or the performance by the Company of its obligations under, this Agreement, or the consummation of the transactions contemplated hereby, except such as may be required by the securities or Blue Sky laws or insurance securities laws of the various states in connection with the offer and sale of the Shares and except for those which have been obtained or made.

            (m) The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Transition Agreements will not contravene, result in a breach or violation of, or constitute a default under, or will not result in the creation or imposition of any lien, charge, claim or encumbrance upon any property or assets of the Company or any of its Designated Subsidiaries pursuant to,
      (i) any provision of applicable law, (ii) any provision of the certificate of incorporation or by-laws or other organizational or governing documents of the Company or any of its Designated Subsidiaries, (iii) any agreement or other instrument binding upon the Company or any of its Designated Subsidiaries or to which the Company or any of its Designated



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      Subsidiaries is a party or to which any of its respective properties are subject or (iv) any regulation, rule, judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any of its Designated Subsidiaries or any of its respective properties, except, in the case of clauses (i), (iii) and (iv) above, where such violations, breaches, defaults, contraventions, liens, charges, claims or encumbrances that would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole. No permit, consent, approval, authorization or order of, or qualification with, any governmental body or agency or court or financial institution is required for the execution and delivery by the Company of, or the performance by the Company of its obligations under, the Transition Agreements, or the consummation of the transactions contemplated thereby.

            (n) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business, properties or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Prospectus (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement).

            (o) There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of its Designated Subsidiaries is a party or to which any of the properties of the Company or any of its Designated Subsidiaries is subject that are required to be described in the Registration Statement or the Prospectus and are not so described, and there are no statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required.

            (p) The statements relating to legal matters, documents or proceedings included in (A) the Prospectus under the headings "Business -- Legal Proceedings" and "Regulation," and (B) the Registration Statement in
      Item 14, in each case fairly summarize such matters, documents or proceedings in all material respects.

            (q) Each preliminary prospectus filed as part of the registration statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

            (r) The Company is not required to register as an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.



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            (s) The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("ENVIRONMENTAL LAWS"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

            (t) Other than the Registration Rights Agreement or as otherwise disclosed in the Prospectus, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or to require the Company to include such securities with the Shares registered pursuant to the Registration Statement.

            (u) Subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus, (i) the Company and its Designated Subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction not in the ordinary course of business; (ii) except as contemplated by the Merger or the Restructuring, the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends and payments on the Class B and Class C Common Stock of the Company; and (iii) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company and its subsidiaries, except in each case as described in the Prospectus.

            (v) The Company and its Designated Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its subsidiaries, taken as a whole, in each case free and clear of all liens, encumbrances and defects except such as are described in the Prospectus or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its Designated Subsidiaries; and any real property and buildings held under lease by the Company and its subsidiaries which are material to the business of the Company and its subsidiaries, taken as a whole, are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries, in each case except as described in the Prospectus.



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            (w) Except as described in the Prospectus, the Company and its
      Designated Subsidiaries own or possess, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, technology, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, and neither the Company nor any of its Designated Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing that, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse affect on the Company and its subsidiaries, taken as a whole.

            (x) No material labor dispute with the employees of the Company or any of its Designated Subsidiaries exists, except as described in the Prospectus, or, to the knowledge of the Company, is imminent.

            (y) The Company and its Designated Subsidiaries are insured by the insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; neither the Company nor any of its Designated Subsidiaries has been refused any material insurance coverage sought or applied for; and neither the Company nor any of its Designated Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a material adverse effect on the Company and its subsidiaries, taken as a whole, except as described in the Prospectus and except that the representations and warranties set forth in this paragraph do not apply to the conduct of the business of insurance by the Company and its Designated Subsidiaries.

            (z) Each of the Company and its Designated Subsidiaries has (i) all licenses, certificates, authorizations, permits, approvals, franchises and other rights from, and has filed all reports, documents and other information required to be filed with (including, without limitation, all required filings under applicable insurance company statutes), the appropriate federal, state or foreign regulatory authorities necessary to conduct its respective business as currently conducted by it (each, an "AUTHORIZATION"), except where the failure to have such licenses, certificates, authorizations, permits, approvals, franchises and other rights or to file such reports, documents or information would not, singly or in the aggregate, have or reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, (ii) fulfilled and performed all obligations necessary to maintain each Authorization, except where the failure to fulfill or perform such obligations would not, singly or in the aggregate, have or reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, and (iii) no knowledge of any pending or threatened action, suit, proceeding or investigation that would reasonably be expected to result in the revocation, termination, suspension, modification or impairment of any

      Authorization and which revocation, termination, suspension, modification or impairment would, singly or in the aggregate, have or reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, except in the case of clauses (i), (ii) and (iii) as described in the Prospectus. All such Authorizations are valid and in full force and effect and the Company and the Designated Subsidiaries are in compliance in all material respects with the terms and conditions of all such Authorizations and with the rules and regulations of the regulatory authorities having jurisdiction with respect thereto, except where the failure to be in full force and effect or the failure to comply would not, singly or in the aggregate, have or reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole. Except as described in the Prospectus, the Company has not received any order or decree from any insurance regulatory agency or body impairing, restricting or prohibiting the payment of dividends by any Designated Subsidiary to its parent and has not otherwise agreed to any such impairment, restriction or prohibition. Without limitation of the foregoing, each Designated Subsidiary that conducts the business of insurance is duly organized and licensed as an insurance company in its jurisdiction of incorporation, and is duly licensed or authorized as an insurer or reinsurer in each other jurisdiction in which the conduct of its business requires it to be so licensed or authorized, except where the failure to be so licensed or authorized would not, singly or in the aggregate, have or reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

            (aa) The Company and each of its Designated Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            (bb) The Company has not offered, or caused Morgan Stanley or its affiliates to offer, Shares to any person pursuant to the Directed Share Program with the intent to unlawfully influence (i) a client or customer of the Company to alter the client's or customer's level or type of business with the Company, or (ii) a trade journalist or publication to write or publish favorable information about the Company or its business.

            (cc) Each of the Company and its subsidiaries has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974 ("ERISA") and the regulations thereunder with respect to each "plan" (as defined in Section 3(3) of ERISA and such regulations) which is sponsored, maintained or contributed to by the Company and its subsidiaries and in which the employees of the Company and its subsidiaries participate and each such plan (other than any multiemployer plan) is in compliance in all material respects with the presently applicable provisions of ERISA and such regulations. The Company and its subsidiaries have not incurred any material unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course).

            (dd) The Shares have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

            (ee) None of the Company's Designated Subsidiaries is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Designated Subsidiary's capital stock or from repaying to the Company any loans or advances to such Designated Subsidiary from the Company, except as provided in the Credit Facilities or as otherwise described in the Prospectus.

            (ff) Any tax returns required to be filed by the Company or any of its Designated Subsidiaries in any jurisdiction have been accurately prepared and timely filed and any taxes, including any withholding taxes, excise taxes, penalties and interest, assessments and fees and other charges due or claimed to be due from such entities have been paid, other than (i) any of those being contested in good faith and by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, (ii) any of those currently payable without penalty or interest or (iii) where the failure to do so would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole. No proposed tax assessment against the Company or any of its Designated Subsidiaries is pending or, to the best of the Company's knowledge, threatened, other than such assessments (i) that are being contested by the Company or such Designated Subsidiary in good faith and by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (ii) that would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole. There is no tax lien, whether imposed by any federal, state, or other taxing authority, outstanding against the assets, properties or business of the Company or any of its Designated Subsidiaries, other than liens for taxes (i) not yet due and payable, (ii) being contested by the Company or any of its Designated Subsidiaries in good faith and by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (iii) that would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

            (gg) Except as described in the Prospectus, (i) all reinsurance treaties, contracts, agreements and arrangements to which the Company or any Designated Subsidiary is a party and as to which any of them reported recoverables, premiums due or other amounts in its most recent statutory financial statements are in full force and effect, except where the failure of such treaties, contracts, agreements and arrangements to be in full force and effect would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole, and (ii) neither the Company nor any Designated Subsidiary has received any notice from any other party to any reinsurance treaty, contract, agreement or arrangement that such other party intends not to perform such treaty, contract, agreement or arrangement in any material respect, and the Company has no knowledge that any of the other parties to such treaties, contracts, agreements or arrangements will be unable to perform its obligations under such treaty, contract, agreement or arrangement in any material respect, except where
      (A) the Company or the Designated Subsidiary has established reserves in its financial statements which it deems adequate for potential uncollectible reinsurance or (B) such nonperformance would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.

      2. Representations and Warranties of the Selling Stockholder. The Selling Stockholder represents and warrants to and agrees with each of the Underwriters that:

            (a) The Selling Stockholder has been duly incorporated and is validly existing as a public company with limited liability as naamloze vennootschap under the laws of The Netherlands and has the corporate power and authority to enter into and perform its obligations under this Agreement.

            (b) This Agreement has been duly authorized, executed and delivered by the Selling Stockholder. The conversion of the Class B and Class C Common Stock of the Company into shares of common stock, par value, $0.01 per share, of the Company, the Transition Agreements, the Capital Contribution and the Parent Guaranties have been duly authorized by all necessary corporate and stockholder action on the part of, as applicable, the Selling Stockholder, Fortis N.V. and Fortis SA/NV.

            (c) Each of the Transition Agreements and the Parent Guaranties (collectively, the "FORTIS DOCUMENTS") has been duly authorized, executed and delivered by Fortis N.V., Fortis SA/NV and/or the Selling Stockholder, as the case may be, and constitutes a legal, valid and binding agreement or obligation of Fortis N.V., Fortis SA/NV and/or the Selling Stockholder, as the case may be, enforceable against Fortis N.V., Fortis SA/NV and/or the Selling Stockholder, as the case may be, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (d) The execution and delivery by each of the Selling Stockholder, Fortis N.V. and Fortis SA/NV, as applicable, of, and the performance by each of the Selling Stockholder, Fortis N.V. and Fortis SA/NV, as applicable, of its obligations under, this Agreement and the Fortis Documents, and the consummation of the transactions contemplated hereby and thereby will not contravene, result in a breach or violation of, or constitute a default under, or will not result in the creation or imposition of any lien, charge, claim or encumbrance upon any property or assets of the Selling Stockholder or any of its subsidiaries (other than the Company and its subsidiaries), Fortis N.V. and Fortis SA/NV (collectively, the "SELLING STOCKHOLDER AFFILIATES") pursuant to, (i) any provision of applicable law,
      (ii) any provision of the certificate of incorporation or by-laws or other organizational or governing documents of the Selling Stockholder or any of the Selling Stockholder Affiliates, (iii) any agreement or other instrument binding upon the Selling Stockholder or any of the Selling Stockholder Affiliates or to which the Selling Stockholder or any of the Selling Stockholder Affiliates is a party or to which any of its respective properties are subject or (iv) any regulation, rule, judgment, order or decree of any governmental body, agency or court having jurisdiction over the Selling Stockholder or any of the Selling Stockholder Affiliates or any of its respective properties, except, in the case of clauses (i), (iii) and (iv) above, for such violations that would not, singly or in the aggregate, have a material adverse effect on the ability of each of the Selling Stockholder, Fortis SA/NV and Fortis N.V. to perform its respective obligations hereunder or under the Fortis Documents, as applicable. No permit, consent, approval, authorization or order of, or qualification with, any governmental body or agency or court or financial institution is required for the execution and delivery by any of the Selling Stockholder, Fortis SA/NV and Fortis N.V. of, or the performance by the Selling Stockholder, Fortis SA/NV and Fortis N.V. of its respective obligations under, this Agreement or the Parent Guaranties, or the consummation of the transactions contemplated hereby or thereby, except such as may be required by the securities or Blue Sky laws or insurance securities laws of the various states in connection with the offer and sale of the Shares and except for those which have been obtained or made.

            (e) The Selling Stockholder has, and on the Closing Date will have, valid title to, or a valid "security entitlement" within the meaning of
      Section 8-501 of the New York Uniform Commercial Code (the "UCC") in respect of, the Shares to be sold by the Selling Stockholder free and clear of all security interests, claims, liens, equities or other encumbrances, and the legal right and power, and all authorization and approval required by law, to enter into this Agreement and to sell, transfer and deliver the Shares to be sold by the Selling Stockholder or a security entitlement in respect of such Shares. The Shares to be sold by the Selling Stockholder are not subject to any preemptive or similar rights.

            (f) Upon payment for the Shares to be sold by the Selling Stockholder pursuant to this Agreement, delivery of such Shares, as directed by the Underwriters, to Cede & Co. ("CEDE") or such other nominee as may be designated by the Depository Trust Company ("DTC"), registration of such Shares in the name of Cede or such other nominee and the crediting of such Shares on the books of DTC to securities accounts of the Underwriters (assuming that neither DTC nor any such Underwriter has notice of any adverse claim (within the meaning of Section 8-105 of the UCC) to such Shares), (A) DTC shall be a "protected purchaser" of such Shares within the meaning of Section 8-303 of the UCC, (B) under Section 8-501 of the UCC, the Underwriters will acquire a valid security entitlement in respect of such Shares and (C) no action based on any "adverse claim," within the meaning of Section 8-102 of the UCC, to such Shares may be asserted against the Underwriters with respect to such security entitlement; for purposes of this representation, the Selling Stockholder may assume that when such payment, delivery and crediting occur, (x) such Shares will have been registered in the name of Cede or another nominee designated by DTC, in each case on the Company's share registry in accordance with its certificate of incorporation, bylaws and applicable law, (y) DTC will be registered as a "clearing corporation" within the meaning of Section 8-102 of the UCC and (z) appropriate entries to the accounts of the several Underwriters on the records of DTC will have been made pursuant to the UCC.

            (g) The Selling Stockholder (i) has no reason to believe that the representations and warranties of the Company contained in Section 1 are not true and correct, (ii) is familiar with the Registration Statement and Prospectus and (iii) has no knowledge of any material fact, condition or information not disclosed in the Prospectus that has had, or may have, a material adverse effect on the Company and its subsidiaries, taken as a whole. The Selling Stockholder is not prompted by any information concerning the Company or its subsidiaries which is not set forth in the Prospectus to sell its Shares pursuant to this Agreement.

            (h) (i) The Registration Statement, when it became effective, did not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the representations and warranties set forth in this paragraph 2(h) are limited to statements or omissions based upon information relating to the Selling Stockholder and any of the Selling Stockholder Affiliates (including, without limitation, Fortis N.V. and Fortis SA/NV) furnished to the Company in writing by the Selling Stockholder expressly for use in the Registration Statement, the Prospectus or any amendments or supplements thereto (such information collectively, the "FORTIS INFORMATION").

            (i) Neither the Selling Stockholder nor any of the Selling Stockholder Affiliates has taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

      3. Agreements to Sell and Purchase. The Selling Stockholder hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Selling Stockholder at $______ a share (the "PURCHASE PRICE") the number of Firm Shares (subject to such adjustments to eliminate fractional shares as the Representative may determine) that bears the same proportion to the number of Firm Shares to be sold by the Selling Stockholder as the number of Firm Shares set forth in Schedule I hereto opposite the name of such Underwriter bears to the total number of Firm Shares.

      On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Selling Stockholder agrees to sell to the Underwriters the Additional Shares, and the Underwriters shall have the right to purchase, severally and not jointly, up to 12,000,000 Additional Shares at the Purchase Price. The Representative may exercise this right on behalf of the Underwriters in whole or from time to time in part by giving written notice of each election to exercise the option not later than 30 days after the date of this Agreement. Any exercise notice shall specify the number of Additional Shares to be purchased by the Underwriters and the date on which such shares are to be purchased. Each purchase date must be at least one business day after the written notice is given and may not be earlier than the closing date for the Firm Shares nor later than ten business days after the date of such notice. Additional Shares may be purchased as provided in Section 5 hereof solely for the purpose of covering over-allotments made in connection with the offering of the Firm Shares. On each day, if any, that Additional Shares are to be purchased (an "OPTION CLOSING DATE"), each Underwriter agrees, severally and not jointly, to purchase the number of Additional Shares (subject to such adjustments to eliminate fractional shares as the Representative may determine) that bears the same proportion to the total number of Additional Shares to be purchased on such Option Closing Date as the number of Firm Shares set forth in Schedule I hereto opposite the name of such Underwriter bears to the total number of Firm Shares.

      To induce the Underwriters that may participate in the public offering of the Shares (the "PUBLIC OFFERING") to continue their efforts in connection with the Public Offering, each of the Company and the Selling Stockholder agrees that, without the prior written consent of the Representative on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of the Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, (ii) file (in the case of the Company) or cause the Company to file (in the case of the Selling Stockholder) any registration statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or
(iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

      The restrictions contained in the preceding paragraph shall not apply to
(A) the sale of any Shares by the Selling Stockholder to the Underwriters pursuant to this Agreement; (B) the issuance by the Company of shares of Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of the Prospectus of which the Underwriters have been advised in writing (including the automatic conversion of the Class B Common Stock and Class C Common Stock of the Company held by the Selling Stockholder into shares of common stock, par value $0.01 per share, of the Company on the Closing Date); (C) grants by the Company of options to purchase shares of Common Stock or stock appreciation rights based on the value of Common Stock or grants by the Company of restricted stock or director stock grants pursuant to the Company's benefit plans; (D) the issuance by the Company of shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock in connection with one or more mergers or acquisitions in which the Company is the surviving entity or acquirer, so long as the aggregate value of the securities so issued does not exceed a certain amount agreed upon by the Representative and the Company and so long as the holder of such securities agrees in writing to be bound by the transfer restrictions described in the preceding paragraph; (E) the issuance, offer or sale by the Company of shares of Common Stock or rights based on the value of Common Stock pursuant to the Company's 2004 Employee Stock Purchase Plan, 401(k) Plan, or Executive Pension and 401(k) Plan and the filing by the Company of registration statements on Form S-8 in connection with one or more of the Company's benefit or compensation plans; (F) the issuance by the Company of shares of Common Stock in exchange for the Capital Contribution; or (G) transfers of shares of Common Stock by the Selling Stockholder to an affiliate of the Selling Stockholder; provided that in the case of any transfer or distribution pursuant to this clause (G), (i) any transferee shall sign and deliver a lock-up letter substantially in the form of this and the preceding paragraph and (ii) the Selling Stockholder shall not be required to, and shall not voluntarily, file a report under Section 16(a) of the Securities Exchange Act of 1934 (other than any Form 4 in connection with the Restructuring or the offering of the Additional Shares, if any, contemplated hereby), reporting a reduction in beneficial ownership of shares of Common Stock during the restricted period referred to in the preceding paragraph. In addition, the Selling Stockholder agrees that, without the prior written consent of the Representative on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The Selling Stockholder also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the Selling Stockholder's shares of Common Stock except in compliance with the foregoing restrictions. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs, or (2) prior to the expiration of the 180-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions imposed by this section shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, however, that notwithstanding anything in this Agreement to the contrary, the restrictions imposed by this and the preceding paragraph shall not apply to any demand made pursuant to the terms of the Registration Rights Agreement following the 180th day after the date of the Prospectus; provided further that, if either of the conditions of clause (1) or (2) of this sentence applies, the Company and the Selling Stockholder agree that notwithstanding any such demand, no registration statement shall be filed with the Commission until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as the case may be.

      4. Terms of Public Offering. The Selling Stockholder and the Company are advised by the Representative that the Underwriters propose to make a public offering of their respective portions of the Shares as soon after the Registration Statement and this Agreement have become effective as in the Representative's judgment is advisable. The Selling Stockholder and the Company are further advised by the Representative that the Shares are to be offered to the public initially at $____ a share (the "PUBLIC OFFERING PRICE") and to certain dealers selected by the Representative at a price that represents a concession not in excess of $____ a share under the Public Offering Price, and that any Underwriter may allow, and such dealers may reallow, a concession, not in excess of $____ a share, to any Underwriter or to certain other dealers.

      5. Payment and Delivery. Payment for the Firm Shares shall be made to the Selling Stockholder in Federal or other funds immediately available in New York City against delivery of such Firm Shares for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on February ____, 2004, or at such other time on the same or such other date, not later than __________, 2004, as shall be designated in writing by the Representative. The time and date of such payment are hereinafter referred to as the "CLOSING DATE."

      Payment for any Additional Shares shall be made to the Selling Stockholder in Federal or other funds immediately available in New York City against delivery of such Additional Shares for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on the date specified in the corresponding notice described in Section 3 or at such other time on the same or on such other date, in any event not later than __________, 2004, as shall be designated in writing by the Representative.

      The Firm Shares and Additional Shares shall be registered in such names and in such denominations as the Representative shall request in writing not later than one full business day prior to the Closing Date or the applicable Option Closing Date, as the case may be. The Firm Shares and Additional Shares shall be delivered to the Representative on the Closing Date or an Option Closing Date, as the case may be, for the respective accounts of the several Underwriters, with any transfer taxes payable in connection with the transfer of the Shares to the Underwriters duly paid, against payment of the Purchase Price therefor.

      6. Conditions to the Underwriters' Obligations. The obligations of the Selling Stockholder to sell the Shares to the Underwriters and the several obligations of the Underwriters to purchase and pay for the Shares on the Closing Date are subject to the condition that the Registration Statement shall have become effective not later than __________ (New York City time) on the date hereof.

      The several obligations of the Underwriters are subject to the following further conditions:

            (a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

                  (i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded to any of the Company's securities or in the financial strength or claims-paying ability rating of any of the Company's Designated Subsidiaries by A.M. Best Company, Inc. or by Moody's Investor Services, Inc., Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any other "nationally recognized statistical rating organization," as such term is defined for purposes of Rule 436(g)(2) under the Securities Act; and

                  (ii) there shall not have occurred any change, or any
            development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Prospectus (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement) that, in the Representative's judgment, is material and adverse and that makes it, in the Representative's judgment, impracticable to market the Shares on the terms and in the manner contemplated in the Prospectus.

            (b) The Underwriters shall have received on the Closing Date (i) a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Section 6(a)(i) above and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date and (ii) a certificate, dated the Closing Date and signed by the Selling Stockholder, to the effect that the representations and warranties of the Selling Stockholder contained in this Agreement are true and correct as of the Closing Date and that the Selling Stockholder has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

            The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

            (c) The Underwriters shall have received on the Closing Date an opinion of Simpson Thacher & Bartlett LLP, outside counsel for the Company, dated the Closing Date, substantially to the effect set forth in Exhibit A-1 hereto and a letter from Simpson Thacher & Bartlett LLP, dated the Closing Date, substantially to the effect set forth in Exhibit A-2 hereto.

            (d) The Underwriters shall have received on the Closing Date an opinion of Katherine Greenzang, Senior Vice President, General Counsel and Secretary of the Company, dated the Closing Date, substantially to the effect set forth in Exhibit B hereto.

            (e) The Underwriters shall have received on the Closing Date an opinion of Davis Polk & Wardwell, special U.S. counsel for the Selling Stockholder, dated the Closing Date, substantially to the effect set forth in Exhibit C hereto.

            (f) The Underwriters shall have received on the Closing Date an opinion of Philip Povel, in-house Dutch counsel for the Selling Stockholder and Fortis N.V., dated the Closing Date, substantially to the effect set forth in Exhibit D hereto.

            (g) The Underwriters shall have received on the Closing Date an opinion of Jeannine Quaetaert, in-house Belgian counsel for Fortis SA/NV, dated the Closing Date, substantially to the effect set forth in Exhibit E hereto.

            (h) The Underwriters shall have received on the Closing Date an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, outside counsel for the Underwriters, dated the Closing Date, substantially to the extent set forth in Exhibit F-1 hereto and a letter from Skadden, Arps, Slate, Meagher & Flom LLP, dated the Closing Date, substantially to the effect set forth in Exhibit F-2 hereto.

                  The opinions of Simpson Thacher & Bartlett LLP, Katherine
            Greenzang, Esq., Davis Polk & Wardwell, Philip Povel and Jeannine Quaetaert described in Sections 6(c), (d), (e), (f) and (g) above shall be rendered to the Underwriters at the request of the Company or the Selling Stockholder, as the case may be, and shall so state therein.

            (i) The Underwriters and the Selling Stockholder shall have received, on each of the date hereof and the Closing Date, a letter dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, from PricewaterhouseCoopers LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information contained in the Registration

      Statement and the Prospectus; provided that the letter delivered on the Closing Date shall use a "cut-off date" not earlier than the date hereof.

            (j) The Underwriters and the Selling Stockholder shall have received, on each of the date hereof and the Closing Date, a letter dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, from Ernst & Young LLP, independent public accountants.

            (k) The "lock-up" agreements, each substantially in the form of Exhibit G hereto, between the Underwriters and certain officers and directors of the Company, relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to the Representative on or before the date hereof, shall be in full force and effect on the Closing Date.

            (l) The "lock-up" agreements, each substantially in the form of Exhibit H hereto, between the Underwriters and Fortis N.V. and Fortis SA/NV, relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to the Representative on or before the date hereof, shall be in full force and effect on the Closing Date.

            (m) The Restructuring shall have been consummated.

      The several obligations of the Underwriters to purchase Additional Shares hereunder are subject to the delivery to the Representative on the applicable Option Closing Date of such documents as the Representative may reasonably request with respect to the good standing of the Company and its subsidiaries, the due authorization and issuance of the Additional Shares to be sold on such Option Closing Date and other matters related to the issuance of such Additional Shares.

      7. Covenants of the Company and the Selling Stockholder. In further consideration of the agreements of the Underwriters herein contained, each of the Company and the Selling Stockholder covenants with each Underwriter as follows:

            (a) The Company agrees to furnish to the Representative, without charge, four signed copies of the Registration Statement (including exhibits thereto) and for delivery to each other Underwriter a conformed copy of the Registration Statement (without exhibits thereto) and to furnish to the Underwriters in New York City, without charge, prior to 10:00 a.m. New York City time on the business day next succeeding the date of this Agreement and during the period mentioned in Section 7(c) below, as many copies of the Prospectus and any supplements and amendments thereto or to the Registration Statement as the Representative may reasonably request.

            (b) The Company agrees, before amending or supplementing the Registration Statement or the Prospectus, to furnish to the Representative a copy of each such proposed amendment or supplement and not to file any such proposed amendment or supplement to which the Representative reasonably objects, and to file with the Commission within the applicable period specified in

      Rule 424(b) under the Securities Act any prospectus required to be filed pursuant to such Rule.

            (c) Each of the Company and the Selling Stockholder agrees that if, during such period after the first date of the public offering of the Shares as in the opinion of counsel for the Underwriters the Prospectus is required by law to be delivered in connection with sales by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at the Company's own expense, to the Underwriters and to the dealers (whose names and addresses the Representative will furnish to the Company) to which Shares may have been sold by the Representative on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with law.

            (d) The Company agrees to endeavor to qualify the Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representative shall reasonably request, provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to material taxation or service of process in any jurisdiction where it is not now so subject.

            (e) The Company agrees to make generally available to the Company's security holders and to the Representative as soon as practicable an earning statement covering the twelve-month period ending March 31, 2005 that satisfies the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

            (f) The Company agrees to place stop transfer orders on any Directed Shares that have been sold to Participants subject to the three-month restriction on sale, transfer, assignment, pledge or hypothecation imposed by NASD Regulation, Inc. under its Interpretative Material 2110-1 on free-riding and withholding to the extent necessary to ensure compliance with the three-month restrictions.

            (g) The Company agrees to comply with all applicable securities and other applicable laws, rules and regulations in each jurisdiction in which the Directed Shares are offered in connection with the Directed Share Program.

      8. Expenses. Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Selling Stockholder, the Company and the Underwriters agree that (a) the Company shall pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company's counsel and accountants in connection with the registration and delivery of the Shares under the Securities Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, any preliminary prospectus, the Prospectus and amendments and supplements to any of the foregoing, including all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities hereinabove specified, (ii) except as provided in clause (b) below, all costs and expenses related to the transfer and delivery of the Shares to the Underwriters, (iii) the cost of printing or producing any Blue Sky or Legal Investment memorandum in connection with the offer and sale of the Shares under state securities laws and all expenses in connection with the qualification of the Shares for offer and sale under state securities laws as provided in Section 7(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky or Legal Investment memorandum, (iv) all filing fees and the reasonable fees and disbursements of counsel to the Underwriters (including without limitation any fees and disbursements of counsel incurred on behalf of, and other disbursements of, Morgan Stanley in Morgan Stanley's capacity as "qualified independent underwriter" in connection with the offering of the Shares) incurred in connection with the review and qualification of the offering of the Shares by the National Association of Securities Dealers, Inc., provided that such fees and disbursements of such counsel in clause (iii) and (iv) shall not exceed $20,000, (v) all fees and expenses in connection with the preparation and filing of the registration statement on Form 8-A relating to the Common Stock and all costs and expenses incident to listing the Shares on the New York Stock Exchange, (vi) the cost of printing certificates representing the Shares, (vii) the costs and charges of any transfer agent, registrar or depositary, (viii) the costs and expenses of the Company relating to investor presentations on any "road show" undertaken in connection with the marketing of the offering of the Shares, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, and travel and lodging expenses of the representatives and officers of the Company and any such consultants, provided, however, that the cost of any aircraft chartered in connection with the road show shall be split evenly between the Company on the one hand and the Underwriters on the other hand, (ix) the document production charges and expenses associated with printing this Agreement, (x) all fees and disbursements of counsel incurred by the Underwriters in connection with the Directed Share Program and stamp duties, similar taxes or duties or other taxes, if any, incurred by the Underwriters in connection with the Directed Share Program and (xi) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section and (b) the Selling Stockholder will bear its own costs and expenses, including any fees and expenses of counsel for such Selling Stockholder and including any transfer or other taxes payable on the transfer and delivery of the Shares to the Underwriters. It is understood, however, that except as provided in this Section, Section 9 entitled "Indemnity and Contribution," Section 10, the last paragraph of Section 12 below and Section 16(d), the Underwriters will pay all of their costs and expenses, including fees and disbursements of their counsel, stock transfer taxes payable on resale of any of the Shares by them and any advertising expenses connected with any offers they may make.

      The provisions of this Section shall not supersede or otherwise affect any agreement that the Selling Stockholder and the Company may otherwise have for the allocation of such expenses among themselves.

      9. Indemnity and Contribution. (a) The Company agrees to indemnify and hold harmless each Underwriter, each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or
Section 20 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act, and the Selling Stockholder, each person who controls the Selling Stockholder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of the Selling Stockholder within the meaning of Rule 405 under the Securities Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus or the Prospectus (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representative expressly for use therein or upon Fortis Information; provided, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Underwriter from whom the person asserting any such losses, claims, damages or liabilities purchased Shares, or any person controlling such Underwriter, or any such affiliate of such Underwriter, if a copy of the Prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the Shares to such person, and if the Prospectus (as so amended or supplemented) would have cured the defect giving rise to such losses, claims, damages or liabilities, unless such failure is the result of noncompliance by the Company with Section 7(a) hereof. The Company also agrees to indemnify and hold harmless Morgan Stanley and each person, if any, who controls Morgan Stanley within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and judgments incurred as a result of Morgan Stanley's participation as a "qualified independent underwriter" within the meaning of Rule 2720 of the National Association of Securities Dealers, Inc.'s Conduct Rules in connection with the offering of the Shares, except for any losses, claims, damages, liabilities and judgments resulting from Morgan Stanley's or such controlling person's willful misconduct or gross negligence.

            (b) The Selling Stockholder agrees to indemnify and hold harmless each Underwriter and the Company, each person, if any, who controls such Underwriter or the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of any Underwriter or the Company within the meaning of Rule 405 under the Securities Act, the directors of the Company and each officer of the Company who signs the Registration Statement from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus or the Prospectus (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with reference to the Fortis Information; provided, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Underwriter from whom the person asserting any such losses, claims, damages or liabilities purchased Shares, or any person controlling such Underwriter, if a copy of the Prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the Shares to such person, and if the Prospectus (as so amended or supplemented) would have cured the defect giving rise to such losses, claims, damages or liabilities, unless such failure is the result of noncompliance by the Company with Section 7(a) hereof. The liability of the Selling Stockholder under the indemnity agreement contained in this paragraph shall be limited to an amount equal to the aggregate Public Offering Price of the Shares sold by the Selling Stockholder under this Agreement.

            (c) Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, the Selling Stockholder, the directors of the Company, the officers of the Company who sign the Registration Statement and each person, if any, who controls the Company or the Selling Stockholder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus or the Prospectus (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with reference to information relating to such Underwriter furnished to the Company in writing by such Underwriter through the Representative expressly for use in the Registration Statement, any preliminary prospectus, the Prospectus or any amendments or supplements thereto.

            (d) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 9(a), 9(b) or 9(c), such person (the "INDEMNIFIED PARTY") shall promptly notify the person against whom such indemnity may be sought (the "INDEMNIFYING PARTY") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for (i) the fees and expenses of more than one separate firm (in addition to any local counsel) for all Underwriters and all persons, if any, who control any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act or who are affiliates of any Underwriter within the meaning of Rule 405 under the Securities Act, (ii) the fees and expenses of more than one separate firm (in addition to any local counsel) for the Company, its directors, its officers who sign the Registration Statement and each person, if any, who controls the Company within the meaning of either such Section and (iii) the fees and expenses of more than one separate firm (in addition to any local counsel) for the Selling Stockholder and all persons, if any, who control the Selling Stockholder within the meaning of either such Section, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Underwriters and such control persons and affiliates of any Underwriters, such firm shall be designated in writing by the Representative. In the case of any such separate firm for the Company, and such directors, officers and control persons of the Company, such firm shall be designated in writing by the Company. In the case of any such separate firm for the Selling Stockholder and such control persons of the Selling Stockholder, such firm shall be designated in writing by the Selling Stockholder. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

            (e) To the extent the indemnification provided for in Section 9(a), 9(b) or 9(c) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Shares or (ii) if the allocation provided by clause 9(e)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 9(e)(i) above but also the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Selling Stockholder and the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Shares shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Shares (before deducting expenses) received by the Selling Stockholder and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate Public Offering Price of the Shares. The relative fault of the Selling Stockholder and the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Selling Stockholder or by the Underwriters and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters' respective obligations to contribute pursuant to this Section 9 are several in proportion to the respective number of Shares they have purchased hereunder, and not joint.

            (f) The Selling Stockholder, the Company and the Underwriters agree that it would not be just or equitable if contribution pursuant to this
      Section 9 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 9(e). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 9, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity. The liability of the Selling Stockholder under the contribution agreement contained in this paragraph shall be limited to an amount equal to the net proceeds received by the Selling Stockholder in respect of Shares sold under this Agreement.

            (g) The indemnity and contribution provisions contained in this
      Section 9 and the representations, warranties and other statements of the Company and the Selling Stockholder contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter, any person controlling any Underwriter or any affiliate of any Underwriter, the Selling Stockholder or any person controlling the Selling Stockholder, or the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Shares.

      10. Directed Share Program Indemnification. (a) The Company agrees to indemnify and hold harmless Morgan Stanley and its affiliates and each person, if any, who controls Morgan Stanley or its affiliates within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act ("MORGAN STANLEY ENTITIES"), from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (i) caused by any untrue statement or alleged untrue statement of a material fact contained in any material prepared by or with the consent of the Company for distribution to Participants in connection with the Directed Share Program, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) caused by the failure of any Participant to pay for and accept delivery of Directed Shares that the Participant has agreed to purchase; or (iii) related to, arising out of, or in connection with the Directed Share Program, other than losses, claims, damages or liabilities (or expenses relating thereto) that are finally judicially determined to have resulted from the bad faith or gross negligence of Morgan Stanley Entities.

            (b) In case any proceeding (including any governmental investigation) shall be instituted involving any Morgan Stanley Entity in respect of which indemnity may be sought pursuant to Section 10(a), the Morgan Stanley Entity seeking indemnity shall promptly notify the Company in writing and the Company, upon request of the Morgan Stanley Entity, shall retain counsel reasonably satisfactory to the Morgan Stanley Entity to represent the Morgan Stanley Entity and any others the Company may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Morgan Stanley Entity shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Morgan Stanley Entity unless (i) the Company shall have agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Company and the Morgan Stanley Entity and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Company shall not, in respect of the legal expenses of the Morgan Stanley Entities in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Morgan Stanley Entities. Any such firm for the Morgan Stanley Entities shall be designated in writing by Morgan Stanley. The Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Company agrees to indemnify the Morgan Stanley Entities from and against any loss or liability by reason of such settlement or judgment. The Company shall not, without the prior written consent of Morgan Stanley, effect any settlement of any pending or threatened proceeding in respect of which any Morgan Stanley Entity is or could have been a party and indemnity could have been sought hereunder by such Morgan Stanley Entity, unless such settlement includes an unconditional release of the Morgan Stanley Entities from all liability on claims that are the subject matter of such proceeding.

            (c) To the extent the indemnification provided for in Section 10(a) is unavailable to a Morgan Stanley Entity or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then the Company, in lieu of indemnifying the Morgan Stanley Entity thereunder, shall contribute to the amount paid or payable by the Morgan Stanley Entity as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Morgan Stanley Entities on the other hand from the offering of the Directed Shares or (ii) if the allocation provided by clause 10(c)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 10(c)(i) above but also the relative fault of the Company on the one hand and of the Morgan Stanley Entities on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and of the Morgan Stanley Entities on the other hand in connection with the offering of the Directed

      Shares shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Directed Shares (before deducting expenses) and the total underwriting discounts and commissions received by the Morgan Stanley Entities for the Directed Shares, bear to the aggregate Public Offering Price of the Shares. If the loss, claim, damage or liability is caused by an untrue or alleged untrue statement of a material fact, the relative fault of the Company on the one hand and the Morgan Stanley Entities on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement or the omission or alleged omission relates to information supplied by the Company or by the Morgan Stanley Entities and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

            (d) The Company and the Morgan Stanley Entities agree that it would not be just or equitable if contribution pursuant to this Section 10 were determined by pro rata allocation (even if the Morgan Stanley Entities were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 10(c). The amount paid or payable by the Morgan Stanley Entities as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by the Morgan Stanley Entities in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 10, no Morgan Stanley Entity shall be required to contribute any amount in excess of the amount by which the total price at which the Directed Shares distributed to the public were offered to the public exceeds the amount of any damages that such Morgan Stanley Entity has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The remedies provided for in this Section 10 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Morgan Stanley Entity at law or in equity.

            (e) The indemnity and contribution provisions contained in this
      Section 10 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Morgan Stanley Entity or the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Directed Shares.

      11. Termination. The Underwriters may terminate this Agreement by notice given by the Representative to the Selling Stockholder and the Company if, after the execution and delivery of this Agreement and prior to the Closing Date, (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange or the Nasdaq National Market, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State, or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in the Representative's judgment, is material and adverse and that, singly or together with any other event specified in this clause (v), makes it, in the Representative's judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Shares on the terms and in the manner contemplated in the Prospectus.

      12. Effectiveness; Defaulting Underwriters. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

      If, on the Closing Date or an Option Closing Date, as the case may be, any one or more of the Underwriters shall fail or refuse to purchase Shares that it has or they have agreed to purchase hereunder on such date, and the aggregate number of Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of the Shares to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the number of Firm Shares set forth opposite their respective names in Schedule I bears to the aggregate number of Firm Shares set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as the Representative may specify, to purchase the Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the number of Shares that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 12 by an amount in excess of one-ninth of such number of Shares without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Firm Shares and the aggregate number of Firm Shares with respect to which such default occurs is more than one-tenth of the aggregate number of Firm Shares to be purchased, and arrangements satisfactory to the Representative, the Company and the Selling Stockholder for the purchase of such Firm Shares are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter, the Company or the Selling Stockholder. In any such case either the Representative or the Selling Stockholder and the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement and in the Prospectus or in any other documents or arrangements may be effected. If, on an Option Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Additional Shares and the aggregate number of Additional Shares with respect to which such default occurs is more than one-tenth of the aggregate number of Additional Shares to be purchased on such Option Closing Date, the non-defaulting Underwriters shall have the option to (i) terminate their obligation hereunder to purchase the Additional Shares to be sold on such Option Closing Date or (ii) purchase not less than the number of Additional Shares that such non-defaulting Underwriters would have been obligated to purchase in the absence of such default. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

      If this Agreement shall be terminated by the Underwriters, or any of them, because of any failure or refusal on the part of the Selling Stockholder or the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Selling Stockholder or the Company shall be unable to perform its obligations under this Agreement, the Selling Stockholder or the Company, as the case may be, will reimburse the Underwriters or such Underwriters as have so terminated this Agreement with respect to themselves, jointly and severally, for all out-of-pocket expenses (including the reasonable fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.

      13. Notices. All communications hereunder shall be in writing and, if to the Underwriters, shall be mailed, delivered or faxed and confirmed to the Representative, c/o Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, NY 10036, Attention: Global Capital Markets Syndicate Desk (fax: (212) 761-0538), or, if to the Company, shall be mailed, delivered or faxed and confirmed to the Company at Assurant, Inc., One Chase Manhattan Plaza, 41st Floor, New York, NY 10005, Attention: Katherine Greenzang, Esq. (fax: (212) 859-7034), or, if to the Selling Stockholder, shall be mailed, delivered or faxed and confirmed to the Selling Stockholder at Fortis Insurance N.V., Archimedeslaan 6, P.O. Box 2049, 3500 GA Utrecht, The Netherlands, Attention:
Monica Roeling (fax: + 31 30 257 7835), with a copy to each of Fortis, Rue Royale 20, 1000 Brussels, Belgium, Attention: Gilbert Mittler (fax: + 322 510
5621) and Davis Polk & Wardwell, 99 Gresham Street, London, EC2V 7NG, Attention:
Jeffrey M. Oakes (fax: 00 44 207 418 1049); provided, however, that any notice to an Underwriter pursuant to Section 9 shall be mailed, delivered or faxed and confirmed to such Underwriter in accordance with the relevant notice details set forth in Schedule III hereto.

      14. Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 9, and no other person will have any right or obligation hereunder.

      15. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

      16. Applicable Law; Submission to Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

            (b) The Selling Stockholder hereby submits to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in the Borough of Manhattan in the City of New York in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Selling Stockholder irrevocably waives and agrees not to assert, to the fullest extent permitted by law, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. To the extent the Selling Stockholder has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process with respect to itself or its property, it irrevocably waives, to the fullest extent permitted by law, such immunity in respect of any such suit, action or proceeding.

            (c) The Selling Stockholder hereby irrevocably appoints Roy C. Andersen, Executive Vice President, General Counsel and Secretary of Fortis Financial Services LLC, with offices at 520 Madison Ave., New York, NY 10022, as its agent for service of process in any suit, action or proceeding described in the preceding paragraph. The Selling Stockholder agrees that service of process in any such suit, action or proceeding may be made upon it at the office of its agent. The Selling Stockholder waives, to the fullest extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. The Selling Stockholder represents and warrants that its agent has agreed to act as agent for service of process, and each agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect.

            (d) In respect of any judgment or order given or made for any amount due hereunder that is expressed and paid in currency (the "JUDGMENT CURRENCY") other than United States dollars, the party against whom such judgment or order has been given or made will indemnify each party in whose favor such judgment or order has been given or made (the "INDEMNITEE") against any loss incurred by the Indemnitee as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange at which the Indemnitee is able to purchase United States dollars with the amount of the judgment currency actually received by such Indemnitee. The foregoing indemnity shall constitute a separate and independent obligation of the Selling Stockholder, the Company and the Underwriters and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term "RATE OF EXCHANGE" shall include any reasonable premiums and costs of exchange payable in connection with the purchase of or conversion into United States dollars.

      17. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

                                    Very truly yours,

                                    ASSURANT, INC.


                                    By:
                                        --------------------------
                                        Name:
                                        Title:


                                    FORTIS INSURANCE N.V.


                                    By:
                                        --------------------------
                                        Name:
                                        Title:


Accepted as of the date hereof

Morgan Stanley & Co. Incorporated

Acting on behalf of itself and
the several Underwriters named in Schedule I hereto.

By:   Morgan Stanley & Co. Incorporated

By:
     -----------------------------
     Name:
     Title:

                                                                      SCHEDULE I
----------------------------------------    ------------------------------------
               UNDERWRITER                   NUMBER OF FIRM SHARES TO BE
                                                      PURCHASED

Morgan Stanley & Co. Incorporated.......

Credit Suisse First Boston LLC..........

Merrill Lynch, Pierce, Fenner & Smith
            Incorporated................

Citigroup Global Markets Inc............

Goldman, Sachs & Co.....................

J.P. Morgan Securities Inc..............

Bear, Stearns & Co. Inc.................

Cochran, Caronia Securities L.L.C.......

Fortis Investment Services LLC..........

McDonald Investments Inc................

Raymond James & Associates, Inc.........

SunTrust Capital Markets, Inc...........
                                                     -------------

       Total:...........................                80,000,000

                                                                     SCHEDULE II

                         LIST OF DESIGNATED SUBSIDIARIES

American Bankers Insurance Company of Florida
American Bankers Insurance Group, Inc.
American Bankers Life Assurance Company of Florida
American Memorial Life Insurance Company
American Reliable Insurance Company
American Security Insurance Company
First Fortis Life Insurance Company
Fortis Benefits Insurance Company
Fortis Insurance Company
John Alden Life Insurance Company
Standard Guaranty Insurance Company
Union Security Life Insurance Company
United Family Life Insurance Company

                                                                    SCHEDULE III

                        [NOTICE DETAILS FOR UNDERWRITERS]







                                      III-1

                                                                     EXHIBIT A-1


                     [FORM OF OPINION TO BE PROVIDED BY
                      SIMPSON THACHER & BARTLETT LLP]





                                      A-1-1

                                                                     EXHIBIT A-2

                     [FORM OF LETTER TO BE PROVIDED BY
                      SIMPSON THACHER & BARTLETT LLP]




                                      A-2-1

                                                                       EXHIBIT B

                       [FORM OF OPINION TO BE PROVIDED BY
                              KATHERINE GREENZANG]

                                                                       EXHIBIT C

                       [FORM OF OPINION TO BE PROVIDED BY
                           DAVIS POLK & WARDWELL LLP]

                                                                       EXHIBIT D

                   [FORM OF OPINION TO BE PROVIDED BY IN-HOUSE
                   DUTCH COUNSEL FOR THE SELLING STOCKHOLDER]

                                                                       EXHIBIT E

                   [FORM OF OPINION TO BE PROVIDED BY IN-HOUSE
                  BELGIAN COUNSEL FOR THE SELLING STOCKHOLDER]

                                                                     EXHIBIT F-1

                       [FORM OF OPINION TO BE PROVIDED BY
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]




                                      F-1-1

                                                                     EXHIBIT F-2

                        [FORM OF LETTER TO BE PROVIDED BY
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]





                                      F-2-1

                                                                       EXHIBIT G

                           [FORM OF DIRECTOR & OFFICER
                                 LOCK UP LETTER]

                                                         ________________, 200__


Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY  10036

As representative of the several Underwriters.

Dear Sirs and Mesdames:

      The undersigned understands that Morgan Stanley & Co. Incorporated ("MORGAN STANLEY"), as representative of the several Underwriters including Morgan Stanley (the "UNDERWRITERS"), proposes to enter into an Underwriting Agreement (the "UNDERWRITING AGREEMENT") with Assurant, Inc., a Delaware corporation (the "COMPANY"), and Fortis Insurance N.V., a public company with limited liability incorporated as naamloze vennootschap under the laws of The Netherlands (the "SELLING STOCKHOLDER"), providing for the public offering (the "PUBLIC OFFERING") by the Underwriters, of 80,000,000 shares (the "SHARES") of the common stock, par value $0.01 per share, of the Company (the "COMMON STOCK") to be sold by the Selling Stockholder.

      To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of the final prospectus relating to the Public Offering (the "PROSPECTUS"), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering or (b) transfers of shares of Common Stock to a family member of the undersigned or a trust created for the benefit of the undersigned or a family member of the undersigned; provided that in the case of any transfer or distribution pursuant to clause
(b), (i) any transferee shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) the undersigned shall not be required to, and shall not voluntarily, file a report under Section 16(a) of the Securities Exchange Act of 1934, reporting a reduction in beneficial ownership of shares of Common Stock during the restricted period referred to in the foregoing sentence. In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the undersigned's shares of Common Stock except in compliance with the foregoing restrictions.

      If:

      (1) during the last 17 days of the 180-day restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs; or

      (2) prior to the expiration of the 180-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day period,

the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

      The undersigned understands that the Company, the Selling Stockholder and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors and assigns.

      Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company, the Selling Stockholder and the Underwriters.

                                          Very truly yours,


                                          -----------------------
                                          (Name)


                                          -----------------------
                                          (Address)

                                                                       EXHIBIT H

                      [FORM OF FORTIS N.V. AND FORTIS SA/NV
                                 LOCK-UP LETTER]

                                                         ________________, 200__


Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY  10036

As representative of the several Underwriters.

Dear Sirs and Mesdames:

      The undersigned understands that Morgan Stanley & Co. Incorporated ("MORGAN STANLEY"), as representative of the several Underwriters including Morgan Stanley (the "UNDERWRITERS"), proposes to enter into an Underwriting Agreement (the "UNDERWRITING AGREEMENT") with Assurant, Inc., a Delaware corporation (the "COMPANY"), and Fortis Insurance N.V., a public company with limited liability incorporated as naamloze vennootschap under the laws of The Netherlands (the "SELLING Stockholder"), providing for the public offering (the "PUBLIC OFFERING") by the Underwriters, of 80,000,000 shares (the "SHARES") of the common stock, par value $0.01 per share, of the Company (the "COMMON STOCK") to be sold by the Selling Stockholder.

      To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of the final prospectus relating to the Public Offering (the "PROSPECTUS"), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to transfers of shares of Common Stock to an affiliate of the undersigned; provided that in the case of any transfer or distribution to an affiliate pursuant to the preceding clause,
(i) any transferee shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) the undersigned shall not be required to, and shall not voluntarily, file a report under Section 16(a) of the Securities Exchange Act of 1934, reporting a reduction in beneficial ownership of shares of Common Stock during the restricted period referred to in the foregoing sentence. In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the undersigned's shares of Common Stock except in compliance with the foregoing restrictions.

      If:

      (1) during the last 17 days of the 180-day restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs; or

      (2) prior to the expiration of the 180-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day period,

the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, however, that notwithstanding anything in this agreement to the contrary, the restrictions imposed by this and the preceding paragraph shall not apply to any demand made pursuant to the terms of the Registration Rights Agreement between the Company and the Selling Stockholder following the 180th day after the date of the Prospectus; provided further that, if either of the conditions of clause
(1) or (2) of this sentence applies, the undersigned agrees that notwithstanding any such demand, no registration statement shall be filed with the Securities and Exchange Commission until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as the case may be.

      The undersigned understands that the Company, the Selling Stockholder and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors and assigns.

      Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company, the Selling Stockholder and the Underwriters.

                                          Very truly yours,


                                          -----------------------
                                          Name:
                                          Title:


                                       H-2